UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 13, 2005

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

Amended and Restated License Agreement

On December 13, 2005, Depomed, Inc. (“Depomed”) and Biovail Laboratories International SRL (“BLS”), the successor to Biovail Laboratories Incorporated, entered into an Amended and Restated License Agreement relating to the extended release metformin hcl product known as GlumetzaTM (the “Amended and Restated License Agreement”).  The Amended and Restated License Agreement supersedes the Amended License and Development Agreement, dated as of April 27, 2004, between Depomed and BLS (the “Prior Agreement”).

Pursuant to the Amended and Restated License Agreement:  (i) Depomed has granted BLS an exclusive license in Canada to manufacture and market the 500mg formulation of Glumetza, which was developed under the Prior Agreement utilizing Depomed’s proprietary AcuFormTM drug delivery technology; (ii) Depomed has granted BLS a non-exclusive license to manufacture the 500mg formulation of Glumetza in the United States for export to Canada; (iii) BLS will pay Depomed royalties of six percent of net sales of the 500mg formulation of Glumetza in Canada; and (iv) BLS will pay Depomed royalties of one percent of net sales of a 1000mg aqueous formulation of extended release metformin hcl utilizing proprietary BLS drug delivery technology (the “1000mg Formulation”) to be developed pursuant to the Supply Agreement (as defined below).  The royalty payable by BLS on net sales of the 500mg formulation of Glumetza may be increased to ten percent if United States regulatory approval of the 1000mg Formulation is not obtained by June 30, 2007 (provided that Depomed has complied with its obligations related to obtaining such regulatory approval).

Manufacturing Transfer Agreement

On December 13, 2005, Depomed and BLS entered into a Manufacturing Transfer Agreement related to the 1000mg Formulation (the “Manufacturing Transfer Agreement”).  Pursuant to the Manufacturing Transfer Agreement:  (i) BLS has granted Depomed a license to manufacture the 1000mg Formulation in the United States from and after the time, if any, that Depomed obtains back-up manufacturing rights under the Supply Agreement; (ii) BLS has granted Depomed an exclusive license to market the 1000mg Formulation in the United States; (iii) BLS has granted Depomed an exclusive license to the “Glumetza” trademark in the United States for the purpose of marketing Glumetza; (iv) BLS will transfer to Depomed the New Drug Application covering the 500mg formulation of Glumetza (the “NDA”); (v) BLS will assist Depomed with manufacturing technology transfer to enable the commercial scale manufacturing of the 500mg formulation of Glumetza by or for Depomed; (vi) Depomed will pay BLS royalties of six percent of net sales of the 1000mg Formulation in the United States from and after any United States regulatory approval of the 1000mg Formulation (or, if less, thirty percent of royalties and other similar payments from licensees of Depomed in respect of net sales of the 1000mg Formulation) with respect to any sales of the 1000mg Formulation not purchased pursuant to the Supply Agreement; and (vii) Depomed will pay BLS royalties of one percent of net sales of the 500mg formulation of Glumetza in the United States (or, if less, five percent of royalties and other similar payments from licensees of Depomed in respect of net sales of the 500mg formulation of Glumetza).

Supply Agreement

On December 13, 2005, Depomed and BLS entered into a supply agreement related to the development, manufacturing and supply of the 1000mg Formulation (the “Supply Agreement”).  Pursuant to the Supply Agreement:  (i) BLS will perform development and certain other tasks associated with the completion of the development of the 1000mg Formulation, and will assist Depomed with the preparation and submission of a supplement to the NDA covering the 1000mg Formulation (the “sNDA”); (ii) Depomed and BLS may perform certain additional limited development if the sNDA is not approved by the FDA; (iii) Depomed will purchase the 1000mg Formulation from BLS for specified supply prices and, subject to Depomed’s back-up manufacturing rights, BLS will be Depomed’s exclusive supplier of the 1000mg Formulation; (iv) BLS may supply Depomed with the 500mg formulation of Glumetza through December 31, 2006; and (v) BLS has granted Depomed certain back-up manufacturing rights in the event of its inability to supply Depomed with the 1000mg Formulation.

No cash payments were made by either party in connection with their entry into the above-described agreements.

Item 8.01                                             Other Events

In connection with the entry by Depomed and BLS into the above-described agreements, the parties entered into a settlement agreement providing for a mutual release of claims with respect to prior agreements between the parties, and Depomed agreed to withdraw the lawsuit related to the Prior Agreement filed by Depomed against BLS and Biovail Corporation in November 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: December 13, 2005	By:	/s/ Carl A. Pelzel
Carl A. Pelzel
Executive Vice President and
Chief Operating Officer